Exhibit (d)(2)

STEMLINE MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Agreement (the "Agreement") is made as of this 19th day of July 2019, between A. Menarini Industrie Farmaceutiche Riunite S.r.l., having an address of Via dei Sette Santi 3, 50131, Florence, Italy and STEMLINE THERAPEUTICS, INC., a Delaware corporation, having an address of 750 Lexington Avenue, 11th Floor, New York, NY 10022 ("Stemline"), each a "Party", collectively the "Parties".

WHEREAS, the Parties intend to enter into discussions regarding Stemline's business, including its products and product candidates (the "Purpose"); and

WHEREAS, in the course of such discussions concerning the Purpose, each Party (the "Receiving Party") may receive Confidential Information (as defined below) from the other Party (the "Disclosing Party") for the Purpose; and

WHEREAS, the Parties wish to establish the conditions that govern the disclosure by the Disclosing Party to the Receiving Party of Confidential Information and the use by the Receiving Party of such Confidential Information;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, each Party hereby agrees as follows with respect to the Confidential Information of the other Party:

1.	"Confidential Information" means and includes scientific, technical, financial, regulatory, manufacturing, commercial or other information or data that Receiving Party or its agents have received or will receive from the Disclosing Party or its agents and that is or are related to the Disclosing Party's current or proposed research and development programs and/or strategies, compounds, targets, product or product candidates, marketing plans, structures of compounds and compound scaffolds, reaction conditions and schemes, manufacturing schemes and processes, formulations, patent applications, intellectual property strategies, and business. The term Confidential Information shall be deemed to include (a) any notes, analyses, compilations, opinions (including, without limitation, opinions of counsel), studies, interpretations, memoranda or other documents prepared by or for the Receiving Party which contain, reflect or are based upon, in whole or in part, any Confidential Information furnished to the Receiving Party pursuant hereto and (b) the existence or status of, and any information concerning, the discussions between the Parties concerning the possible establishment of a business relationship or the Purpose.

2.	Confidential information may be disclosed in written or oral form. Information which is disclosed to the Receiving Party shall constitute Confidential Information if (i) it is specifically designated as confidential, (ii) it would be apparent to a reasonable person, familiar with the Disclosing Party's business and the industry in which it operates, that such information is of a confidential or proprietary nature the maintenance of which is important to the Disclosing Party, or (iii) the Disclosing Party, within thirty (30) days after such disclosure, delivers to the Receiving Party a written document or documents describing such information and referencing the place and date of such oral, visual or written disclosure and the names of the persons at the Receiving Party to whom such disclosure was made.

3.	The Receiving Party agrees that any of the Confidential Information of the Disclosing Party shall only be used by the Receiving Party for the Purpose, and shall not be used for any other purposes, including, but not limited to, circumventing the Disclosing Party in or in relation to any transaction, project, sale, usage, process, contract, procedure, or other undertaking of any type or nature that uses, involves, or incorporates, in whole or in part, directly or indirectly, any of the Disclosing Party's Confidential Information. Furthermore, neither the Receiving Party nor any of its Representatives shall circumvent the terms of this Agreement in an attempt to gain benefit from any of the Disclosing Party's Confidential Information without the prior written consent of the Disclosing Party. Without limiting the foregoing, the Receiving Party shall not cause or permit reverse engineering of any Confidential Information.

4.	The Receiving Party further agrees that it shall not use Confidential Information in any manner for new discoveries, inventions, improvements and/or any legal filings, involving intellectual property or otherwise, without first obtaining the prior written consent of the Disclosing Party.

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5.	The Receiving Party shall treat all of the Confidential Information of the Disclosing Party as the confidential and exclusive property of the Disclosing Party, and agrees not to disclose or distribute any such Confidential Information to any third party, without first obtaining the prior written consent of the Disclosing Party. Notwithstanding the foregoing, the Receiving Party may disclose Disclosing Party's Confidential Information to its and its affiliates' directors, officers, managers, members, principals, employees, insurers, current bank lenders, potential financing sources, lawyers, accountants and consultants, ( collectively the Receiving Party's "Representatives" and each individually a "Representative") under the terms set forth in this Paragraph 6 and in Paragraph 7 below. For the avoidance of doubt, no financing source (whether debt or equity) shall be considered Receiving Party's "Representative" hereunder without the express prior written consent of the Disclosing Party. Neither the Receiving Party nor its Representatives shall, without the express prior written consent of the Disclosing Party, disclose any Confidential Information to or share any information regarding the Purpose with any financing source (whether debt or equity). The Receiving Party agrees that any such Representatives to whom Confidential Information is disclosed shall be advised of the terms of this Agreement and shall be bound by confidentiality and non-use conditions consistent with those hereunder.

6.	The Receiving Party further agrees to take all necessary steps to ensure that any of the Confidential Information of the Disclosing Party shall not be used by the Receiving Party or its Representatives, except on the terms of confidentiality and non-use set forth in this Agreement. The Receiving Party shall at all times be fully liable for any act or omission constituting breach of this Agreement by its Representatives as if such breach had been committed by the Receiving Party itself. The Receiving Party shall disclose Confidential Information of the Disclosing Party only to those Representatives who have a need to know such Confidential Information in the course of performance of their duties in connection with the Purpose.

7.	The above provisions of confidentiality shall not apply to that part of the Confidential Information which the Receiving Party clearly demonstrates by documentary evidence:

a)	was in the public domain at the time of receipt from the Disclosing Party; or

b)	became part of the public domain through no fault of the Receiving Party, its directors, officers or employees; or

c)	is required by law, regulation or judicial order to be disclosed by the Receiving Party; provided, however, that the Receiving Party gives the Disclosing Party immediate written notice of such requirement to permit the Disclosing Party to limit disclosure with respect to such Confidential Information and thereafter the Receiving Party discloses only the minimum Confidential Information required to be disclosed in consultation with Disclosing Party in order to comply.

8.	The Receiving Party agrees that, at the Disclosing Party's request, the Receiving Party shall immediately return to the Disclosing Party any and all parts of the Confidential Information provided by the Disclosing Party in documentary form and will immediately return or destroy (at Disclosing Party' s option) any copies or other tangible embodiments thereof made by the Receiving Party or its Representatives. Receiving Party may retain one (1) copy of Confidential Information for the sole purpose of monitoring compliance with its obligations hereunder; provided that such Confidential Information shall continue to be subject to the ongoing obligations of nondisclosure and nonuse of this Agreement for the term set forth in Section 10 below.

9.	Neither anything contained in this Agreement nor delivery of any of the Confidential Information shall be deemed to (a) grant, whether expressly or by implication, estoppels or otherwise, any right or license to distribute or title to any copyright, patent, trademark, service mark, mask work, business and trade secret or other proprietary right, title or interest in or to such Confidential Information, or the use thereof; (b) obligate either Party to disclose or receive any information, perform any work, or enter into any agreement; (c) limit either Party from developing, manufacturing or marketing products or services that may be competitive with those of the other except insofar as this Agreement limits the use and disclosure of Confidential Information; (d) limit either Party from assigning or reassigning its employees in any way; or (e) limit either Party from entering into any business relationship with third parties.

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10.	This Agreement shall govern the exchange of the Confidential Information by the Parties during a two (2) year term commencing on the date of this Agreement. The term may be extended by written agreement of the Parties. The nonuse and nondisclosure provisions shall apply during the term of this Agreement and, notwithstanding anything in this Agreement to the contrary, shall continue in effect for a period of six (6) years following expiration or termination of this Agreement. Either Party may terminate this Agreement without cause upon thirty (30) days prior written notice to the other Party. Termination or expiration of this Agreement shall not affect any rights or obligations which have accrued prior thereto. THE OBLIGATIONS TO RETURN THE CONFIDENTIAL INFORMATION TO THE DISCLOSING PARTY SET FORTH IN PARAGRAPH 8 SHALL SURVIVE THE TERM OF THIS AGREEMENT AND CONTINUE AS LONG AS SUCH CONFIDENTIAL INFORMATION IS RETAINED.

11.	This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. This Agreement may be modified only by written agreement of the Parties. Receiving Party acknowledges that disclosure of Confidential Information contrary to the terms of this Agreement may cause irreparable harm for which damages at law may not be an adequate remedy, and Disclosing Party would be entitled to seek equitable relief in the event of such disclosure. Receiving Party agrees that the provisions of this Agreement prohibiting disclosure and use of the Confidential Information may be specifically enforced by a court of competent jurisdiction.

12.	The Receiving Party acknowledges that access to the Disclosing Party's intellectual property portfolio, including patents, both published and unpublished patent applications, and patent strategy, puts the Receiving Party in a unique and advantaged position. Consequently, and notwithstanding the above exceptions, the Receiving Party covenants and agrees not to interfere with, obstruct or undermine the Disclosing Party's intellectual property positions, on its own or on behalf of any other person or entity, including without limitation through correspondence or notices sent to the Disclosing Party or the USPTO or other competent patent authorities.

13.	Neither Party shall assign this Agreement nor any part thereof without the prior written consent of the other Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder.

14.	Receiving Party shall not disclose the existence of discussions between the Parties under this Agreement or the existence or terms of this Agreement. Moreover, Receiving Party shall not use the name of the Disclosing Party in any publicity or advertising without Disclosing Party's prior written approval.

15.	This Agreement constitutes the entire understanding of the Parties with respect to the matters herein contained and supersedes any and all prior written or oral agreements or undertakings regarding such matters.

16.	This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to the principles of conflicts of law thereof. Any dispute arising out of this Agreement shall be submitted to the exclusive jurisdiction of the London (United Kingdom) Court. Upon the final order of a court of competent jurisdiction, the non-prevailing Party shall reimburse the prevailing Party for its reasonable costs and expenses (including reasonable attorneys ' fees) incurred in connection with any such litigation.

17.	For the convenience of the Parties, this Agreement may be executed by facsimile and in counterparts, each of which shall be deemed to be an original, and both of which taken together, shall constitute one agreement binding on both Parties.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

A. MENARINI INDUSTRIE FARMACEUTICHE RIUNITE S.R.L.	STEMLINE THERAPEUTICS, INC

By:	/s/ Pio Mei	By:	/s/ Peter McDonald
	[signature]		[signature]

Name: Pio Mei	Name: Peter McDonald

Title: General Manager	Title: SVP, Corpt Bus Dev

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